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                                                                    EXHIBIT 99.4

NEWS RELEASE

CONTACT:          INVESTOR RELATIONS            (NYSE: BMC)
                  (612) 851-6000                FOR IMMEDIATE RELEASE

                    BMC INDUSTRIES RECOGNIZED AS "OUTSTANDING
            SUPPLIER OF THE YEAR" BY AMERICAN MATSUSHITA ELECTRONICS
                                    COMPANY

August 21, 2000 -- Minneapolis, Minnesota, USA -- BMC Industries, Inc. was recently named "Outstanding Supplier of the Year" by American Matsushita Electronics Company for performance excellence in 1999.

American Matsushita Electronics Company ("AMEC"), a division company of Matsushita Electric Corporation of America, which manufactures and markets televisions and other display products under such brand names as Panasonic, Technics, Quasar and National, announced earlier this summer that BMC Industries had received the award given annually to AMEC's best global supplier in recognition of superior performance during the previous calendar year. A team of AMEC executives selects the award recipient based on supplier performance in Supply-Chain Management, Logistics Support, On-Time Delivery, Cost Reduction and Environmental Awareness.

"AMEC is pleased to recognize BMC as the Supplier of the Year for 1999," said Masayuki (Mike) Nakamoto, AMEC's President. "BMC is a valued, long-term partner who works closely with us to help maintain our competitive market position in the Cathode Ray Tube industry. To reinforce our appreciation of their partnership with AMEC, BMC received this award for their outstanding support."

"We are very proud to receive this award from AMEC," states Benoit Pouliquen, BMC's President and Chief Operating Officer. "The relationship between AMEC and BMC has grown to be a mutually successful one, and we look forward to strengthening our association in the future. BMC will continue working to provide quality products and service to AMEC and we look forward to working with them to achieve their business goals."

BMC Industries, Inc. is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. BMC is also a leading producer of polycarbonate, glass and plastic eyewear lenses. BMC's common stock is traded on the New York Stock Exchange under the symbol "BMC". For more information about BMC, visit the Company's website: www.bmcind.com.


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